Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Gold Royalty Corp. of our auditors’ report dated January 6, 2022, relating to the consolidated financial statements of Ely Gold Royalties Inc. for the years ended December 31, 2020 and 2019, which appears in Gold Royalty Corp.’s Report on Form 6-K, filed with the Securities and Exchange Commission on June 13, 2022. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

June 13, 2022